INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Esquire Communications Ltd.:

We consent to incorporation by reference in the registration statement (No. 333-33629) on Form S-8 of Esquire Communications Ltd. of our report dated March 26, 1999 relating to the balance sheet of Esquire Communications Ltd. as of December 31, 1998 and the related statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1998, which report appears in the December 31, 1999 annual report on Form 10-K of Esquire Communications Ltd.


                                        KPMG LLP

San Diego, California
April 13, 2000